Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of SunOpta Inc. for the registration of 6,089,331 of its common shares and to the incorporation by reference therein of our report dated March 3, 2021 (except for Note 1 Revision of Prior Period Financial Statements, as to which the date is March 1, 2023), with respect to the consolidated financial statements of SunOpta Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Yours very truly,

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 6, 2023